Exhibit 4.3(j)                  EXECUTION COUNTERPART



                                         Cone Mills Corporation
                                         3101 North Elm Street
                                         Greensboro, North Carolina 27408


                             As of February 14, 1998

The Prudential Insurance Company of America
c/o The Prudential Capital Group
One Gateway Center, 11th Floor
Newark, New Jersey 07102-5311

Re:      Modification to Note Agreement dated as of August 13, 1992

Ladies and Gentlemen:

         The undersigned, CONE MILLS CORPORATION (the "Company") and you entered into a Note Agreement dated as of August 13, 1992, as modified by letter agreements dated as of September 11, 1992, July 19, 1993, June 30, 1994, November 14, 1994, March 15, 1995, June 30, 1995, March 30, 1996, January 31,
1997, March 24, 1997, and July 31, 1997 (as it has been and may be modified, the "Note Agreement").

         Subject to the terms and conditions of this modification, you have agreed to amend certain financial covenants of the Note Agreement and the Company has agreed to increase the rate of interest on the Note.

         Pursuant to paragraph 11C of the Note Agreement and subject to your written acceptance as hereinafter provided, the undersigned request your agreement to the following amendment to the Note Agreement. Capitalized terms used herein but not defined herein have the meanings ascribed to them in the Note Agreement, as amended hereby.

         The date of effectiveness of this modification is February 14, 1998 (as used in this Modification, the "Effective Date").

         The Company hereby agrees with you as follows:

         1. MODIFICATION OF THE NOTE AGREEMENT. The Company and you agree to hereby amend the Note Agreement as follows:

                  1A. Paragraph 5. Paragraph 5 shall be amended by adding the following new Paragraph 5L at the end thereof.

                  5L. Other Covenants. If (in the reasonable opinion of the Required Holders) at any time and from time to time, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision (other than any term or provision relating to payment terms, interest rates or penalties), contained in the Bank Facility, or in any document, agreement or instrument from time to time entered into by the Company in respect thereof, is more favorable to the banks under the Bank Facility than are the terms of this Agreement to the holders of the Notes, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Company hereby agrees promptly to amend this Agreement and to execute and deliver all such documents requested by the Required Holder(s) to reflect such amendment. Prior to the execution and delivery of such documents by the Company, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision for purposes of determining the rights and obligations hereunder.

                  1B. Paragraph 6A. Paragraph 6A shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                       6A.   Financial Covenants.  Until the Company shall meet
                  the Ratings Requirement, it covenants that:

                        6A(1) Debt. (i) The Adjusted Debt to Capital Ratio on the last day of any fiscal quarter of the Company ended after the Effective Date will not exceed 61%.

                         (ii) The Company will not permit any Subsidiary to incur, Guarantee, assume, issue or at any time be liable with respect to any Debt except that any International Subsidiary may incur, assume or be liable with respect to any Non-Recourse International Subsidiary Debt.

                           6A(2) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than an amount equal to the sum of (i) $136,000,000, (ii) an amount equal to 25% of Consolidated Net Income for each fiscal quarter ending after March 30, 1997 but before the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any fiscal quarter of the Company), and (iii) an amount equal to 50% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Company's Board of Directors), received by the Company from the issuance and sale after the date hereof of any capital stock of the Company (other than the proceeds of any issuance and sale of any capital stock which capital stock does not result in an increase to Consolidated Net Worth in the determination thereof at any date) or in connection with the conversion or exchange of any Debt of the Company into capital stock of the Company after March 30, 1997.

                           6A(3) Interest Coverage Ratio. (a) As of the last day of the fiscal quarter of the Company ending most nearly on the last day each of the periods set forth below, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period will not be less than the ratio set forth below opposite such period:

         Period                                               Ratio

         March 31, 1997 - June 30, 1997                       1.40:1
         March 31, 1997 - September 30, 1997                  1.40:1
         March 31, 1997 - December 31, 1997                   1.40:1

                   (b) As of the last day of each fiscal quarter of the Company ending most nearly on each of the dates set forth below, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for the period of four consecutive fiscal quarters then ended will not be less than the ratio set forth below:

                  Fiscal Quarter Ending
                  Most Nearly On                                       Ratio

                  March 31, 1998                                       1.85:1
                  June 30, 1998                                        2.15:1
                  September 30, 1998                                   2.40:1
                  December 31, 1998                                    2.75:1
                  March 31, 1999                                       2.75:1
                  June 30, 1999                                        2.75:1
                  September 30, 1999                                   3.00:1
                  December 31, 1999                                    3.00:1
                  March 31, 2000 and thereafter                        3.25:1

                  1C. Paragraph 6B. Paragraph 6B shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                    6B. Contingent Obligations. The Company covenants that it will not, and will not permit any Subsidiary to, incur, create, assume, make or at any time be liable with respect to any Contingent Obligation other than (i) Trade Letters of Credit, (ii) other Contingent Reimbursement Obligations of the Company incurred in the ordinary course of its business in an aggregate amount not to exceed $12,000,000 at any time and (iii) Guarantees by the Company of Debt of its Subsidiaries.

                 1D. Paragraph 6C(3). Paragraph 6C(3) shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           6C(3)  Investments.   Neither  the  Company  nor  any
         Consolidated Subsidiary will make or acquire any Investment in any Person other than:

                           (a)      Temporary Cash Investments;

                           (b)      Investments consisting of Acquisitions;

                           (c) Advances by the Company or a Subsidiary to officers, directors and employees for reasonable moving expenses and business expenses incurred in the ordinary course of business of the Company or any Subsidiary and consistent with past practice;

                           (d) Investments by the Company in Parras Cone in an aggregate amount at any time not in excess of the aggregate amount of such Investments as of the date of the Bank Facility; and

                           (e) Investments by the Company not permitted by the foregoing clauses in an aggregate amount (determined at any time in accordance with generally acceptable accounting principles) at any time not to exceed $55,000,000.

                  1E. Paragraph 6. Paragraph 6 shall be amended by adding the following new Paragraph 6I at the end thereof.

                       6I.      Ratings Maintenance.  The Company covenants that
         upon satisfying the Ratings Requirement it will maintain such Ratings Requirement at all times thereafter.

                  1F. Paragraph 10B. Paragraph 10B shall be amended by deleting therefrom the definitions of each of the terms Consolidated Net Earnings; Consolidated Net Earnings before Interest, Taxes and Rents; Consolidated Net Tangible Assets; Fixed Charge Coverage; Fixed Charge Expense; Subsidiary and Total Capitalization.

                  1G. Paragraph 10B. Paragraph 10B shall be amended by adding the following definitions in alphabetical order:

                       "Adjusted Debt to Capital Ratio" means as of any date the ratio of Adjusted Total Consolidated Debt as of such date to Adjusted Total Consolidated Capitalization as of such date, expressed as a percentage.

                       "Adjusted Total Consolidated Capitalization" means as of any date (i) Total Consolidated Capitalization as of such date plus
         (ii) eight times Consolidated Operating Lease Expense for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to such date.

                       "Adjusted Total  Consolidated  Debt" means as of any date
         (i) Total Consolidated Debt as of such date plus (ii) eight times Consolidated Operating Lease Expense for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to such date.

                       "Acquisition" means the acquisition by the Company or any Subsidiary of (i) any asset of any Person, whether by purchase, merger or otherwise, which, or which together with other such acquisitions, constitutes one or more businesses or substantially all of the assets of one or more businesses or (ii) any shares of capital stock of any Person which, immediately after such acquisition is made and as a result thereof, becomes a Subsidiary.

                       "Bank Facility" means that certain Credit Agreement dated as of August 7, 1997 among the Company, the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent, as it has been and may be amended, modified or supplemented from time to time in accordance with its terms.

                       "Consolidated  EBITDA" means, for any period,  the sum of
         (i) Consolidated Net Income for such period and (ii) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (x) Consolidated Net Interest Expense, (y) income tax expense and (z) depreciation, amortization and other similar non-cash charges.

                       "Consolidated Interest Expense" means, for any period, the interest expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis, for such period.

                       "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period, excluding non-cash equity earnings or losses from unconsolidated foreign affiliates and all other non-recurring items related to reserves or losses for write-downs of inventory, accounts receivable, fixed assets, and investments outside of the ordinary course of business.

                           "Consolidated Net Interest Expense" means, for any period, the excess of (i) Consolidated Interest Expense for such period over (ii) consolidated interest income of the Company and its Consolidated Subsidiaries for such period; provided that in no event shall the amount of such consolidated interest income deducted in arriving at Consolidated Net Interest Expense for any period exceed $250,000 multiplied by the number of fiscal quarters in such period.

                       "Consolidated Net Worth" means at any date the sum of the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries determined as of such date.

                       "Consolidated Operating Lease Expense" means, for any period, the aggregate rental expense of the Company and its Consolidated Subsidiaries (other than with respect to capital leases), determined on a consolidated basis, for such period.

                       "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated under generally accepted accounting principles with those of the Company in its consolidated financial statements as of such date.

                       "Consolidated Tangible Net Worth" means at any date Consolidated Net Worth less the consolidated Intangible Assets of the Company and its Consolidated Subsidiaries, all determined as of such date. As used herein "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated Net Worth) of (i) all write-ups (except write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) after March 30, 1997 in the book value of any asset owned by the Company or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or development expenses and other intangible assets.

                       "Contingent Reimbursement Obligation" of any Person means as of any date any contingent obligation of such Person to reimburse, directly or indirectly, any bank or other Person in respect of amounts paid under a letter of credit or similar instrument.

                           "Effective Date" means February 14, 1998.

                       "Non-Recourse International Subsidiary Debt" means, with respect to any International Subsidiary, Debt of such International Subsidiary (x) incurred in the ordinary course of its business and with respect to which (i) neither the Company nor any other Subsidiary has any liability, absolute or contingent and (ii) recourse is expressly limited to such Subsidiary and the tangible assets of such Subsidiary (and no property or assets of the Company or any other Subsidiary) that are the subject of the relevant financing, and (y) either (A) outstanding or undrawn under a facility existing at such time such Person becomes an International Subsidiary and not created in contemplation of such event, (B) incurred or assumed for the purpose of financing all or any part of the cost of acquiring plant, property or equipment and working capital needs in connection therewith or (C) any extensions and refinancings of any such Debt referred to in (A) or (B) above; provided that the principal amount of such Debt is not increased pursuant to such extension or refinancing.

                       "Outstanding Receivables Financing Amount" means, as of any date, the aggregate financing amount with respect to the Purchase Agreement, equal to the aggregate amount advanced by third-party purchasers or lenders with respect thereto for the purchase or financing of assets transferred pursuant thereto, net of repayments or recoveries by such purchasers or lenders through liquidation of such assets.

                       "Parras Cone" means Parras Cone de Mexico, S.A. de C.V., a Mexico company, and its successors.

                       "Ratings Requirement" means the long-term debt of the Company shall have received a rating of not less than (i) BBB-, by Standard and Poor's Ratings Corporation, and (ii) Baa3, by Moody's Investors Service, Inc.

                       "Subsidiary" means any corporation or other entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) otherwise having control over the actions of the corporation or entity, are at the time directly or indirectly owned by the Borrower.

                       "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and (A) which is a Bank or (B) whose short-term certificates of deposit are rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. and (iii) investment grade commercial instruments.

                       "Total Consolidated Capitalization" means as of any date the sum of (i) Total Consolidated Debt, plus (ii) the aggregate amount of the consolidated long term deferred tax liabilities of the Company and its Consolidated Subsidiaries, plus (iii) stockholders' equity of the Company and its Consolidated Subsidiaries plus (iv) the aggregate amount deducted in determining such stockholders' equity with respect to minority interests in Subsidiaries (other than Parras Cone if Parras Cone has any Non-Recourse International Subsidiary Debt) that are not Wholly Owned Consolidated Subsidiaries, in each case determined on a consolidated basis as of such date.

                       "Total Consolidated Debt" means as of any date the sum of
         (i) all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis, as of such date, as the same is or would be set forth in a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of such date (including, without limitation all Current Debt and the current portion of all Funded
         Debt), other than (x) Trade Letters of Credit as of such date and (y) Non-Recourse International Subsidiary Debt of Parras Cone as of such date in an aggregate amount not to exceed $87,000,000, plus (ii) the Outstanding Receivables Financing Amount as such date.

                       "Trade Letters of Credit" means letters of credit issued for the account of the Company or any of its Consolidated Subsidiaries providing payment of trade accounts payable arising in the ordinary course of business (but not including, in any event, any financing or standby letters of credit).

         2.       CONDITIONS PRECEDENT.

              Your   obligation   to  enter  into,   execute  and  deliver  this
Modification and the effectiveness of paragraph 1 is subject to the satisfaction of the following conditions, as determined in your sole judgment:

              2A. Documents. You shall have received (i) this Modification duly executed and delivered by the parties thereto and (ii) the promissory notes, in substantially the form of Exhibit A hereto, fully completed and duly executed and delivered by the Company.

              2B. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 of the Note Agreement shall be true on and as of the Effective Date, any reference in such paragraph 8 to the "Date of Closing" shall for purposes hereof be deemed to be a reference to the "Effective Date" and any reference to the "Note Agreement", "this Agreement" or words of like import shall mean and be a reference to the Consolidated Note Agreement as amended hereby; there shall exist on the Effective Date no Event of Default or Default; and the Company shall have delivered to you an Officer's Certificate, dated the Effective Date, regarding the foregoing.

              2C. Proceedings. The Company shall deliver to you certified copies (certified by its Secretary or Assistant Secretary) of all corporate action taken by it to authorize the execution, delivery and performance of this Modification.

              2D.      Other Agreements.   You shall receive an executed copy
of the Bank Facility, certified as a true, correct and complete copy by an authorized officer.

              2E.      Expenses.   All your fees and disbursements (including
without limitation special counsel to you) shall have been paid in full.

              2F.  Other   Documents.   You  shall  have   received  such  other
certificates, legal opinions and documents as you or your special counsel may reasonably request, all in form and substance reasonably satisfactory to you.

         3.       MISCELLANEOUS.

              3A. Successors and Assigns. All covenants and other agreements in this Modification contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

              3B.      Governing Law.  This Modification shall be construed and
enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

              3C. Severability. Any provision of this Modification which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              3D.      Descriptive Headings.  The descriptive headings of the
several paragraphs of this Modification are inserted for convenience only and do not constitute a part of this Modification.

              3E.      Counterparts.  This Modification may be executed in any
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

              3F.      No Other Amendment.  Except as expressly amended hereby,
all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.




                            [Signatures on Next Page]

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement among the Company and you.

                                            Very truly yours,

                                            CONE MILLS CORPORATION



                       By: _______________________________
                                     Title:




The foregoing Modification
is hereby accepted as of the
Effective Date.


THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By: ___________________________
      Title:

                                                   Exhibit A


                                                  [FORM OF NOTE]


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.


                                              CONE MILLS CORPORATION


                      8.75% SENIOR NOTE DUE AUGUST 13, 2002


No. _______                               February 14, 1998
$------------


         FOR VALUE RECEIVED, the undersigned, CONE MILLS CORPORATION (herein called the "Company"), a corporation organized and existing under the laws of the State of North Carolina, hereby promises to pay to
____________________________,  or  registered  assigns,  the  principal  sum  of
______________________________   DOLLARS  on  August  13,  2002,  with  interest
(computed on the bases of a 360-day year having twelve 30-day months) (a) on the unpaid balance thereof at the Coupon Rate (as defined below) from the date hereof, payable semiannually on the 13th day of August and February in each year, commencing with the August 13 or February 13 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including payment of interest and any overdue payment of any Yield- Maintenance Amount (as defined in the Note Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal or greater of (i) 2.0% over the Coupon Rate or (ii) 2.0% over the rate of interest publicly announced by Bank of New York from time to time in New York City as its Prime Rate.

         "Coupon Rate" means a rate of interest per annum equal to 8.75%; provided, however, that if the Company shall satisfy the Ratings Requirement (which shall be evidenced by the delivery of an Officer's Certificate duly executed by the chief financial officer of the Company specifying the date of such compliance), such rate of interest shall be reduced to 8.0% per annum commencing with the date of such compliance.

         Payments of principal of or interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to a Note Agreement, dated as of August 13, 1992 ( as amended, herein called the "Agreement"), between the Company and The Prudential Insurance Company of America and is entitled to the benefits thereof.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

         In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State. AS PROVIDED IN PARAGRAPH 11L OF THE AGREEMENT, THE COMPANY SUBMITS TO THE
JURISDICTION OF THE SUPREME COURT OF NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.

         This Note is given in substitution for, and not in repayment of, the promissory note dated August 13, 1992 made by the Company to the holder hereof in connection with the Note Agreement.

                                           CONE MILLS CORPORATION


                        By: _____________________________
                                     Title:


                        By: _____________________________
                                     Title: